Exhibit 10.1

Execution Version

uniQure biopharma B.V.

Paasheuvelweg 25a

1105BP Amsterdam

The Netherlands

26 July 2017

VIA E-MAIL AND BY OVERNIGHT COURIER

Chiesi Farmaceutici S.p.A.

Via Palermo, 26/A

43122 Parma

Italy

Attention: CEO

Copy to: Corporate Development, Head and General Counsel

Gentlemen:

1.	Agreement

I am writing to confirm the terms and conditions on which uniQure biopharma B.V. (“uniQure”) and Chiesi Farmaceutici S.p.A. (“Chiesi”) (together, the “Parties”, each a “Party”) have agreed to terminate the agreement (as better defined below) between them relating to a certain gene therapy product including an AAV5 Vector containing a certain human Factor IX gene (or part thereof) construct for the treatment of hemophilia B in humans (the “Product”).  As part of that agreement, Chiesi has agreed that it will undertake a smooth and orderly transfer, pursuant to the terms of paragraph 5.1 below, of all activities relating to the development or other exploitation of the Product currently being undertaken by Chiesi, to uniQure (the “Transfer”) and that the termination agreement between the Parties relating to Glybera dated 19 April 2017 (the “Glybera Termination Agreement”) will be amended as provided in this letter agreement.

EMEA: 1133572-1

Termination of Co-development and License Agreement

July 26, 2017

Page | 2

2.	Termination
2.1

The Parties have mutually agreed to terminate the Co-Development and License Agreement dated 29 April 2013 between uniQure and Chiesi (the “Agreement”).  Subject to paragraph 2.4 and 5.1 of this letter agreement, each Party acknowledges and agrees that the Agreement shall terminate in their entirety and shall be of no further force and effect (the “Termination”), on ___ July 2017 (the “Termination Date”).

2.2

Chiesi hereby represents and warrants to uniQure that, to its knowledge and as of the Termination Date, no Chiesi Technology is incorporated into the Product, or is required for the development, manufacture, commercialisation or other exploitation of the Product in or outside the Territory (the “IP Warranty”).  Chiesi hereby absolutely, unconditionally and irrevocably, covenants and agrees to uniQure, its Affiliates and its and their licensees, assigns and successors in interest (each a “uniQure Party”) that Chiesi will not and it will procure that its Affiliates and licensees will not, directly or indirectly, assert any Chiesi Technology or bring, initiate, continue, maintain or issue any claim, cause of action or proceeding (at law, in equity, in any regulatory proceeding or otherwise) against any uniQure Party, whether as a claim, cross-claim, counterclaim or otherwise, in each case with respect to the development, manufacture, commercialisation or any other exploitation of the Product by any uniQure Party in or outside the Territory, except to the extent uniQure breaches Section 6.2 of this letter agreement (each such claim, cause of action or proceeding, a “Released Claim”).  If Chiesi breaches this Section 2.2 by bringing, initiating, continuing, maintaining or issuing any Released Claim, then Chiesi shall indemnify such uniQure Party against all Losses it incurred in defending such Released Claim, except to the extent uniQure breaches Section 6.2 of this letter agreement (the “IP Indemnity”). Each uniQure Party is a beneficiary to the provisions of this Section 2.2 and is entitled to the rights and benefits hereunder and may enforce such provisions as if it were a party under this letter agreement, except for uniQure’s and its Affiliates’ licensees which may only enforce such provisions through uniQure.

2.3

For the avoidance of doubt and except to the extent uniQure breaches Section 6.2 of this letter agreement, if there is a breach of the IP Warranty: (a) uniQure shall not have a right to recover any Losses incurred as a result of such breach under the IP Warranty, to the extent any uniQure Party has been fully compensated for such Losses under the IP Indemnity, and (b) no uniQure Party shall have a right to be compensated for any Losses incurred as a result of such breach under the IP Indemnity, to the extent uniQure has fully recovered such Losses under the IP Warranty.

2.4

The following terms of the Agreement shall survive the termination of the Agreement on the Termination Date:  Article 1, Section 6.1 (subject to the terms of Section 12.5(i)), Section 7.2, Section 7.3, Section 9.1, Section 10.1, Section 10.2, Section 10.7, Section 11.5, Sections 12.5(a), 12.5(h), 12.5(i); Article XIII, Article XIV, and Article XV. For the avoidance of doubt, all other terms, provisions, rights and obligations under the Agreement are, and shall be deemed to be, terminated and of no further force or effect as of the Termination Date.

3.	Payments
3.1

As a full and final settlement of all sums owed and payable by Chiesi to uniQure under Article VIII of the Agreement (excluding the amounts due in invoice number 2017.3007 dated May 1, 2017 for EUR ** (** Euros) invoice number 2017.3004-b dated July 25, 2017 for EUR ** (** Euros) provided to Chiesi by uniQure, which notwithstanding paragraph 6.2 of this letter agreement, Chiesi will pay in accordance with the Agreement) Chiesi shall owe EUR ** (** Euros) to uniQure to be satisfied in accordance with paragraph 3.2 of this letter agreement.

Termination of Co-development and License Agreement

July 26, 2017

Page | 3

3.2

The parties agree that the Base Amount, the Patient 1 Amount and the Patient 2 Amount (each as defined in the Glybera Termination Agreement) shall be due as of the Termination Date and that Chiesi shall be entitled to withhold EUR ** (** Euros) from the amount otherwise payable pursuant to paragraph 3.1 of this letter agreement. For the avoidance of doubt, as a result of such set off, Chiesi hereby waives and releases uniQure in full from any further payment obligations of uniQure with respect to the Base Amount, the Patient 1 Amount and Patient 2 Amount. Chiesi shall pay the balance of the amount due to uniQure (EUR **), (** Euros) without any deduction, to the bank account specified by uniQure within 15 (fifteen) days of the Termination Date and after having received from uniQure one (1) final invoice for the remaining period till the Termination Date pursuant to the form attached as Exhibit 3 hereto.

3.3

All amounts due under this Section 3 are exclusive of any Value Added Tax (which, if applicable, shall be payable by Chiesi in addition to such amounts due upon receipt of a valid Value Added Tax invoice).  All amounts due under this Section 3 shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws, in which case the sum payable by Chiesi shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, uniQure receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received had no such deduction or withholding been made or required to be made.  If uniQure subsequently receives a credit for such deduction or withholding it shall forthwith pay the amount of such credit to Chiesi.  No credit shall have been received by uniQure unless it shall have relieved uniQure of a present obligation to pay tax.

4.	Glybera Termination Agreement
4.1	Each Party acknowledges and agrees that, with effect from the Termination Date, the Glybera Termination Agreement is amended as follows:
(a)

subparagraph 3 of the third paragraph of Section 3 of the Glybera Termination Agreement shall be deleted in its entirety, such that the Additional Patient Amount (as defined in the Glybera Termination Agreement) shall no longer apply and

(b)	the phrase “and Additional Patient Amount” shall be deleted in its entirety from subparagraph 5 of the fourth paragraph of Section 3 of the Glybera Termination Agreement.
5.	Handover
5.1
(a)

The following provisions shall apply to the Termination, it being understood an agreed that all information, documents, materials, records, including Product Data and Product Information, to be provided or transferred by Chiesi hereunder will be provided or transferred on a “as is” basis and without giving any warranty, express or implied, on the status, merchantability, fitness for a particular purpose and non-infringement thereof:

(i)

Exhibit 1 attached hereto contains a fair and reasonably accurate description of the status of Development Program activities conducted by Chiesi before the Termination Date and a list of documents generated thereunder (the “Documents List”);

(ii)	Chiesi hereby assigns to uniQure the entire right, title and interest in and to, any Product Data in Chiesi’s or its Affiliates’ or Third Party contractors’ possession or Control;

Termination of Co-development and License Agreement

July 26, 2017

Page | 4

(iii)

within thirty (30) days after the Termination Date, Chiesi shall assign, on a “as is” basis and without giving any warranty, express or implied, on the status, validity and enforceability thereof, the agreement titled “ACCORDO UNILATERALE DI CONFIDENZIALITÀ” entered into with Professor Carlo Ferrari on January 7, 2015 to uniQure (the “Third Party Agreement”), a copy of which is attached hereto as Exhibit 2; and

(iv)	each Party acknowledges and agrees that, with effect from the Termination Date, for the purposes of Article X of the Agreement:
(1)

all Know-How with respect to the Product or the Development Program (including the Product Data, and other Know-How contained in the notes, records, minutes, documents, reports, records, dossiers, correspondence or material (as applicable) described in Sections 5.1(b), (c) or (d)), and the terms and conditions of the Third Party Agreement) (together, the “Product Information”), shall be deemed to be the Confidential Information of uniQure (and for the avoidance of doubt, shall not be the Confidential Information of Chiesi), and the terms and conditions of this letter agreement shall be the Confidential Information of each Party; and

(2)	Sections 10.1 (a), (b) and (d) of the Agreement shall not apply with respect to the Product Information generated by Chiesi or the terms and conditions of this letter agreement;
(b)

within thirty (30) days after the Termination Date, Chiesi shall destroy and certify in writing to uniQure that it has destroyed  all materials and records in its possession or Control containing Confidential Information of uniQure (including Product Information), except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only; it is however understood and agreed that in the event Chiesi discovers, within one (1) year after the Termination Date, any other materials and/or records containing Confidential Information of uniQure (including Product Information), the provisions of this sub-paragraph (b) shall seamlessly apply.

(c)

within thirty (30) days after the Termination Date, Chiesi shall provide uniQure full access (with rights to download all documents) to the Sharepoint or other network drive containing all notes, records, minutes and documents with respect to all JSC meetings, JDC meetings and JCC meetings, copies of Product Data not previously provided to uniQure and copies of the documents referenced to in the Documents List and shall maintain such access for a period of one (1) month after such full access is granted to uniQure;

(d)

within thirty (30) days after the Termination Date, Chiesi shall transfer to uniQure copies of any market research reports under Chiesi’s or its Affiliates’ or Third Party contractors’ possession or Control with respect to the Products, and transfer to uniQure all copies of the notes, records, dossiers and other documents prepared for or with respect to any meeting with the Regulatory Authorities (including the EMA and any Health Technology Assessments) with respect to the Product under Chiesi’s or its Affiliates’ possession or Control to the extent not already provided to uniQure pursuant to paragraph (c) above;

(e)

from the Termination Date, as between uniQure and Chiesi, uniQure shall have the sole right to prepare, obtain and maintain Regulatory Approvals, and to conduct communications with the Regulatory Authorities, in respect to the development, manufacture, commercialisation and other exploitation of the Product (such activities, the “Regulatory Activities”).  Chiesi shall promptly provide (and in any event, no later than five (5) Business Days of receipt) copies of

Termination of Co-development and License Agreement

July 26, 2017

Page | 5

any written or electronic correspondence relating to the development, manufacture, commercialisation and other exploitation of the Product which Chiesi or its Affiliates received from the Regulatory Authorities;

(f)

Chiesi shall ensure that those of Chiesi’s employees whose decisions or inputs are reasonably necessary for the activities necessary to enable the Transfer are available to uniQure, during one teleconference to be held within thirty (30) days after the Termination Date, to respond to any of uniQure’s queries on any matter relating to the Transfer, provided that uniQure has sent to Chiesi any such written questions upon the Termination Date; and

(g)

Chiesi shall within thirty (30) days after the Termination Date execute and deliver, or procure any necessary third party shall  within thirty (30) days after the Termination Date execute and deliver, any documents as may be necessary to enable the Transfer.

6.	Release of the Parties
6.1

Release of the uniQure Released Parties. Effective as of the Termination Date, Chiesi, on behalf of itself and each of its agents, principals, officers, directors, employees, stockholders, partners, parents, subsidiaries, affiliates, predecessors, successors, representatives, and assigns ("Chiesi Affiliates"), fully, finally and forever releases relinquishes and discharges uniQure and any acquirer or assignee of uniQure's assets and their respective past, present or future officers, directors, shareholders, joint venturers, affiliates, members, partners, partnerships, principals, parent companies, subsidiaries, representatives, employees, servants, and agents, in their capacities as such (collectively, the "uniOure Released Parties"), of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of any nature whatsoever, in law or in equity, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue that they now have, may have, or could have from the beginning of time to the Termination Date that in any way arises out of, are connected with, or that are in any way related to, the Agreement, excluding only claims for breach of this letter agreement and the provisions, rights and obligations of the parties that expressly survive the Termination Date as set forth in this letter agreement.

6.2

Release of the Chiesi Released Parties. Effective as of the Termination Date, uniQure, on behalf of itself and each of its agents, principals, officers, directors, employees, stockholders, partners, parents, subsidiaries, affiliates, predecessors, successors, representatives, and assigns ("uniQure Affiliates"), fully, finally and forever releases relinquishes and discharges Chiesi and any acquirer or assignee of Chiesi's assets and their respective past, present or future officers, directors, shareholders, joint venturers, affiliates, members, partners, partnerships, principals, parent companies, subsidiaries, representatives, employees, servants, and agents, in their capacities as such (collectively, the "Chiesi Released Parties"), of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of any nature whatsoever, in law or in equity, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue that they now have, may have, or could have from the beginning of time to the Termination Date that in any way arises out of, are connected with, or that are in any way related to, the Agreement, excluding only claims for breach of this letter agreement and the provisions, rights and obligations of the parties that expressly survive the Termination Date as set forth in this letter agreement.

Termination of Co-development and License Agreement

July 26, 2017

Page | 6

7.	Public Announcements
7.1

Subject to Sections 7.2 and 7.3 of this letter agreement, neither Party may issue any announcement, press release or make any such other public statement, in each case, with respect to or in connection with the Termination or this letter agreement, without consent of the other Party.  The Parties shall consult together on the timing, contents and manner of release of any such announcement, press release or public statement.

7.2

The Parties agree to make an announcement with respect to the Termination, in the form set out in the Appendix, within two (2) Business Days of the Termination Date (the “Announcement”).  Thereafter, each Party may, without consultation or consent from the other Party, make any public statement in response to questions from the press, research analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents filed by uniQure with the SEC, so long as such statements, announcements and disclosures substantially reiterate the Announcement or the information within it, and are not inconsistent with the Announcement.

7.3

Where an announcement, press release or public statement is required by Applicable Laws, any Regulatory Authority or governmental authority (including the SEC), or by any court or other authority of competent jurisdiction, the Party required to make such announcement, press release or public statement shall promptly notify the other Party, it shall consult with the other Party about, and shall use its best reasonable efforts to provide the other Party time to comment on, such release or announcement in advance of such issuance, and the required Party will consider such comments in good faith.

8.	Interpretation
8.1	Capitalised terms not otherwise defined in this letter agreement shall have the meaning set out in the Agreement.
8.2	Section 1.130 (a), (b), (c), (d), (e), (f), (g), (h) and (k) of the Agreement shall be incorporated into this letter agreement by reference, with the necessary changes made.
9.	Execution as a Deed
9.1	Chiesi and uniQure agree that this letter agreement shall be a deed.
10.	Other Provisions
10.1	Article XV of the Agreement shall be incorporated into this letter agreement by reference.

This document is hereby executed by each of the Parties as a deed and is delivered and takes effect on the date executed by Chiesi.

Termination of Co-development and License Agreement

July 26, 2017

Page | 7

UNIQURE BIOPHARMA B.V.

Executed as a deed by uniQure Biopharma B.V., a company incorporated in the Netherlands, by the following persons, each being a person who, in accordance with the laws of the Netherlands, is acting under the authority of the company.

By: /s/ Matthew Kapusta

Name:Mr. Matthew Kapusta

Title:CEO

By: /s/ Christian Klemt

Name:Mr. Christian Klemt

Title: Global Controller

Date: 26/07/2017

Termination of Co-development and License Agreement

July 26, 2017

Page | 8

Chiesi hereby acknowledges and agrees to any and all of the terms set out in this letter agreement and hereby executes and delivers this agreement as deed.

Chiesi Farmaceutici S.p.A.

Executed as a deed by Chiesi Farmaceutici S.p.A, a company incorporated in Italy, by the following persons, each being a person who, in accordance with the laws of Italy, is acting under the authority of the company.

By: /s/ Ugo Di Francesco

Name: Mr. Ugo Di Francesco

Title: CEO

By: /s/ Paolo Chiesi

Name: Mr. Paolo Chiesi

Title: Vice President

Termination of Co-development and License Agreement

July 26, 2017

Page | 9

APPENDIX

Form of Press Release

uniQure Reacquires Development and Commercialization Rights

for its Gene Therapy Candidate in Hemophilia B

~ Company now owns full global rights to late-stage program with clinical proof-of-concept ~

Lexington, MA and Amsterdam, the Netherlands, July ___, 2017 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced that it has entered into an agreement with Chiesi Group to reacquire the rights to co-develop and commercialize its hemophilia B gene therapy in Europe and other select territories and to terminate their co-development and license agreement.

“We are very pleased to reach an agreement with Chiesi to acquire back European and other territorial rights to our lead gene therapy program in hemophilia B,” stated Matthew Kapusta, Chief Executive Officer of uniQure.  “By regaining unencumbered, global rights to a late-stage program that has demonstrated significant clinical benefit for patients with hemophilia B, we believe uniQure is better positioned to accelerate the global clinical development plan, maximize shareholder return on our pipeline and take advantage of new potential opportunities related to the program. We are grateful for the substantial investments that Chiesi has made in AMT-060, and we have been fortunate to have them as a collaboration partner over the years.”

“We have recently made significant progress in preparing for a late-stage clinical program in hemophilia B and will be providing several updates throughout the second half of this year,” added Mr. Kapusta.

“Chiesi’s decision was driven by recent changes in our strategic priorities,” stated Ugo Di Francesco, Chief Executive Officer of Chiesi.  “We greatly appreciate the advances uniQure has made in the development of AMT-060 over the years and sincerely wish them the best as they advance this potentially exciting gene therapy to patients.  We will continue to support the transition and expect it will be relatively quick and seemless.”

In 2013, uniQure and Chiesi entered into an agreement for the co-development and commercialization of a hemophilia B gene therapy in Europe and other select territories, including an equal sharing of all development related costs.  Under the terms of the agreement announced today, uniQure will be responsible for all future development costs related to its hemophilia B program, including approximately $3 million of expenses in 2017 that would have otherwise been shared with Chiesi.  The Company does not expect the transaction will impact its previous cash guidance, and continues to anticipate cash on hand will be sufficient to fund operations into 2019.

As a result of the transaction, uniQure expects to recognize in the third quarter of 2017 the remaining deferred revenue of approximately $14 million from non-refundable payments received from Chiesi in 2013.

Termination of Co-development and License Agreement

July 26, 2017

Page | 10

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary and partnered gene therapies to treat patients with hemophilia, Huntington’s disease and cardiovascular diseases. www.uniQure.com

About Chiesi Group

Based in Parma, Italy, Chiesi Farmaceutici is an international research-focused Healthcare Group, with over 80 years of experience in the pharmaceutical industry, present in 26 countries. Chiesi researches, develops and markets innovative drugs in the respiratory therapeutics, specialist medicine and rare disease areas. Its R&D organization is headquartered in Parma (Italy), and integrated with 6 other key R&D groups in France, the USA, the UK, Sweden and Denmark to advance Chiesi's pre-clinical, clinical and registration programmes. Chiesi employs nearly 5,000 people.

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, statements regarding the future development of our hemophilia B program, the transition of development efforts from Chiesi and the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies and/or development of our product candidates. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with corporate reorganizations and strategic shifts, collaboration arrangements, our and our collaborators’ clinical development activities, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s 2016 Annual Report on Form 10-K filed on March 15, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

Termination of Co-development and License Agreement

July 26, 2017

Page | 11

uniQure Contacts:

Maria E. CantorTom Malone

Direct: 339-970-7536Direct:  339-970-7558

Mobile:  617-680-9452Mobile:  339-223-8541

m.cantor@uniQure.com t.malone@uniQure.com

Eva M. Mulder

Direct: +31 20 240 6103

Mobile: +31 6 52 33 15 79

e.mulder@uniQure.com